Exhibit 10.1

FIRST AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

among

M/I FINANCIAL CORP.

and

M/I HOMES, INC.,
as the Borrowers

and

GUARANTY BANK

Dated as of April 27, 2006

SECTION 1. DEFINITIONS

1.1 Defined Terms
1.2 Other Definitional Provisions.

SECTION 2. AMOUNT AND TERMS OF COMMITMENT

2.1 Commitment
2.2 Note
2.3 Procedure for Borrowing
2.4 Commitment Fee
2.5 Termination or Reduction of Commitment
2.6 Computation of Interest and Fees; Default Interest.
2.7 Extension of Commitment Period
2.8 Use of Proceeds
2.9 Conversion and Continuation Options.
2.10 Inability to Determine Interest Rate
2.11 Illegality; Impracticability
2.12 Requirements of Law
2.13 Indemnity

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1 Financial Statements
3.2 Corporate Existence; Compliance with Law
3.3 Corporate Power; Authorization; Enforceable Obligations
3.4 No Legal Bar
3.5 No Material Litigation
3.6 Regulation U
3.7 Investment Company Act
3.8 Disclosure
3.9 Subsidiary Information

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Loan
4.2 Conditions to All Loans

SECTION 5. AFFIRMATIVE COVENANTS

5.1 Financial Statements
5.2 Certificates; Other Information
5.3 Maintenance of Existence
5.4 Maintenance of Property, Insurance
5.5 Inspection of Property; Books and Records; Discussions
5.6 Notices
5.7 Maintenance of Tangible Net Worth
5.8 Maintenance of Liabilities to Tangible Net Worth Ratio
5.9 Maintenance of EBIT to Interest Expense Ratio
5.10 Collateral
5.11 Secondary Market Lenders

SECTION 6. NEGATIVE COVENANTS

6.1 Limitation on Indebtedness
6.2 Limitation on Liens
6.3 Prohibition on Contingent Obligations
6.4 Prohibition on Fundamental Changes
6.5 Limitation on Investments
6.6 Prohibition on Subsidiaries
6.7 Prohibition on Changes in Hedging Policy
6.8 Incorporation of Covenants from M/I Homes Loan Agreement

SECTION 7. DEFAULTS, EVENTS OF DEFAULT

SECTION 8. MISCELLANEOUS

8.1 Amendments and Waivers; Acknowledgments.
8.2 Notices
8.3 No Waiver: Cumulative Remedies
8.4 Survival of Representations and Warranties
8.5 Payment of Expenses; Indemnity.
8.6 Obligations Joint and Several.
8.7 Successors and Assigns
8.8 Adjustments; Set-off
8.9 Waiver of Jury Trial, Punitive Damages, etc
8.10 Counterparts; Effective Date
8.11 Governing Law; Submission to Process
8.12 Limitation on Interest
8.13 Amendment and Restatement
8.14 Headings

Schedule 1  Secondary Market Lenders

Exhibit A  Revolving Loan Promissory Note

Exhibit B  Outline of Legal Opinion

Exhibit C  Form of Compliance Certificate

Exhibit D M/I Financial Corp. Mortgage Loan Production and Derivative

Instruments Policy

Exhibit E  Form of Borrowing Base Certificate

FIRST AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED AGREEMENT (this "Agreement") is made to be effective as of April 27, 2006, by and among M/I FINANCIAL CORP., an Ohio corporation ("Financial"), M/I HOMES, INC. (formerly known as M/I Schottenstein Homes, Inc.), an Ohio corporation ("M/I Homes") (Financial and M/I Homes are sometimes hereinafter referred to collectively as the "Borrowers"), and GUARANTY BANK, a federal savings bank (the "Bank").

RECITALS

A. M/I Homes, Financial and the Bank are parties to that certain Revolving Credit Agreement effective as of May 3, 2001, as heretofore amended, modified and supplemented from time to time (the "Existing Credit Agreement").

B. The parties hereto have agreed, subject to the terms hereof, to amend and restate the Existing Credit Agreement.

C. The parties hereto intend that this Agreement and the other documents executed in connection herewith not effect a novation of the obligations of the Borrowers under the Existing Credit Agreement, but merely effect a restatement and, where applicable, an amendment of the terms governing such obligations.

In consideration of the mutual covenants and agreements herein contained, the Existing Credit Agreement is hereby amended and restated in its entirety, and the parties covenant and agree as follows:

AGREEMENT

SECTION 1.   DEFINITIONS

1.1  Defined Terms. As used in the Agreement, the following terms have the following meanings:

"Agreement" shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Assessments" shall mean any impositions and assessments imposed on the Bank with respect to any LIBOR Rate Loan for insurance or other fees, assessments and surcharges

"Borrowing Base" shall mean, as of any date, an amount equal to ninety-five percent (95%) of the aggregate face amount of all Eligible Mortgage Loans in existence at such date.

"Borrowing Base Certificate" shall mean the Borrowing Base Certificate in the form of Exhibit E hereto.

"Borrowing Date" shall mean any Business Day specified pursuant to subsection 2.3 hereof as a date on which the Borrowers request the Bank to make a disbursement pursuant to the Loans hereunder.

"Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to close, except that when used in connection with LIBOR Rate Loans, "Business Day" shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and Dallas, Texas.

"Cash Equivalents" shall mean (a) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and bankers acceptances each issued by the Bank and each with maturities of 180 days or less from the date of acquisition, and (c) commercial paper of a domestic issuer rated at least A-1 by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) or P-1 by Moody's Investors Service, Inc. with a maturity of not more than 180 days.

"CD Enhanced Loan" shall mean any Eligible Mortgage Loan which Borrowers intend to sell to a secondary mortgage lender using a certificate of deposit as partial security.

"CD Enhanced Loan Sublimit" shall mean the amount of $5,000,000.

"Code" shall mean the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

"Commitment" shall mean the Bank's agreement to make the Loans to the Borrowers pursuant to subsection 2.1 hereof in the amount referred to herein, which amount shall not exceed the lesser of (a)(i) from and including April 27, 2006 through and including December 14, 2006, $40,000,000, (ii) from and including December 15, 2006 through and including January 15, 2007, $65,000,000 and (iii) from and including January 16, 2007 through and including April 26, 2007, $40,000,000, and (b) the Borrowing Base in existence at such time.

"Commitment Period" shall mean the period from and including the date hereof through and including April 26, 2007, which is 364 days after the date hereof, or such earlier date as the Commitment shall terminate as provided herein, subject to any extension of the Commitment Period pursuant to subsection 2.7 of this Agreement.

"Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with Financial within the meaning of Section 414(b) or (c) of the Code.

"Contingent Obligation" shall mean as to any Person, any reimbursement obligations of such Person in respect of drafts that may be drawn under letters of credit, any reimbursement obligation of such Person in respect of surety bonds (including reimbursement obligations in respect of construction bonds), and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business, (ii) Financial's guaranty of the obligations of M/I Homes with respect to the M/I Homes Loan Agreement, and (iii) Mortgage Loan Repurchase Obligations.

"Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

"Default" shall mean any of the events specified in Section 7 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"EBIT" shall mean for any rolling 12 month period with respect to Financial, the net income (or deficit) after all charges and reserves (excluding, however, extraordinary items of gain or loss), but before deduction of (a) interest expense deducted in computation of net income, and (b) income taxes, all as determined in accordance with GAAP.

"Eligible Mortgage Loan" shall mean at any date an original (and not a rewritten or renewed) Mortgage Loan with respect to which each of the following statements is accurate and complete (and the Borrowers by including such Mortgage Loan in any computation of the Borrowing Base shall be deemed to so represent to the Bank at and as of the date of such computation):

i. Such Mortgage Loan is evidenced by a promissory note from the Obligor and is secured by a first Mortgage on real property consisting of a completed or substantially completed single family residence which is not used for commercial purposes (use by M/I Homes of any single family residence as a model home shall not be treated as use for commercial purposes) and which is not a construction loan, or is a Mortgage Loan with respect to which all of the foregoing statements are true except that such Mortgage Loan is a Second Mortgage Loan;

ii. Such Mortgage Loan was made by Financial and purchased by Financial to enable a natural person or persons either to purchase a home from M/I Homes or another Person that is substantially completed or to refinance an existing mortgage loan; provided that (A) the aggregate amount of Eligible Mortgage Loans consisting of loans made by Financial for the purchase of homes from any Person other than M/I Homes does not exceed the Other Mortgage Sublimit, (B) the aggregate amount of Eligible Mortgage Loans used to refinance existing mortgage loans does not exceed the ReFi Sublimit; (C) the aggregate amount of Eligible Mortgage Loans that are CD Enhanced Loans does not exceed the CD Enhanced Sublimit, and (D) the aggregate amount of Eligible Mortgage Loans that are Second Mortgage Loans does not exceed the Second Mortgage Sublimit;

iii. No more than sixty (60) days have elapsed since the date on which such Mortgage Loan was originated;

iv. Such Mortgage Loan is subject to a Purchase Commitment which is in full force and effect;

v. Such Mortgage Loan conforms to Fannie Mae, FHA, FHLMC, GNMA or VA guidelines or conforms to the guidelines of the secondary market lender which has provided the Purchase Commitment to which such Eligible Mortgage Loan is subject; provided that the aggregate amount of Eligible Mortgage Loans which have a Risk Rating of less than A does not exceed the Subprime Sublimit;

vi. Such Mortgage Loan is a binding and valid obligation of the Obligor thereon, in full force and effect and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar terms affecting creditor's rights in general and by general principles of equity;

vii. Such Mortgage Loan is free of any default of any party thereto (including Financial), counterclaims, offsets and defenses, including the defense of usury, and from any rescission, cancellation or avoidance, and all right thereof, whether by operation of law or otherwise;

viii. Such Mortgage Loan is in all respects in accordance with all Requirements of Law applicable thereto, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder and all applicable usury laws and restrictions, and all notices, disclosures and other statements or information required by law or regulation to be given, and any other act required by law or regulation to be performed, in connection with such Mortgage Loan have been given and performed as required;

ix. All advance payments and other deposits on such Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Financial to the Obligor, and, other than as disclosed to the Bank in writing, there have been no prepayments;

x. Such Mortgage Loan is free and clear of all Liens other than Liens in favor of the Bank; and

xi. The property covered by such Mortgage Loan is insured against loss or damage by fire and all other hazards normally included within standard extended coverage in accordance with the provisions of such Mortgage Loan with Financial named as a loss payee thereon.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" shall mean any of the events specified in Section 7 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Fannie Mae" shall mean the Federal National Mortgage Association, or any successor thereto.

"FHA" shall mean the Federal Housing Authority, or any successor thereto.

"FHLMC" shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in subsection 3.1 hereof affects the calculation of any financial covenant contained herein, the Borrowers and the Bank hereby agree to amend the Agreement to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements.

"GNMA" shall mean the Government National Mortgage Association or any successor thereto.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Indebtedness" shall mean, as to any Person at a particular time, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including without limitation any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person) other than current (due and payable within 12 months or less), unsecured obligations for operating expense items incurred in the ordinary course of business, (b) any other indebtedness evidenced by promissory notes or other debt instruments, (c) obligations under material leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases, (d) indebtedness arising under acceptance facilities, (e) indebtedness arising under unpaid reimbursement obligations in respect of all drafts actually drawn under letters of credit issued for the account of such Person, (f) indebtedness arising under unpaid reimbursement obligations in respect of all payments actually made under surety bonds (including payments actually made under construction bonds) and (g) the incurrence of withdrawal liability under Title IV of ERISA by such Person or a Commonly Controlled Entity to a Multiemployer Plan.

"Interest Expense" shall mean for any rolling 12 month period, with respect to Financial, the total amount of all charges for the use of funds, whether captioned interest or otherwise, in a statement of income or operations of Financial for such rolling 12 month period prepared in accordance with GAAP.

"Interest Period" shall mean with respect to any LIBOR Rate Loan, the period commencing on the Borrowing Date, the conversion date or the continuation date with respect to such LIBOR Rate Loan and ending no less than five nor more than twenty days thereafter, as selected by the Borrowers.

"Liabilities" shall mean at any date the total of all amounts which would be properly classified as liabilities in a balance sheet of Financial at such date prepared in accordance with GAAP, consistently applied, including without limitation deferred income taxes, deferred compensation of any type and capital lease obligations, if any.

"LIBOR Rate" shall mean, with respect to any LIBOR Rate Loan, the rate per annum (expressed as a percentage) determined by the Bank to be equal to the sum of (a) the quotient of the LIBOR Base Rate for the applicable LIBOR Rate Loan and the applicable Interest Period, divided by (1 minus the applicable Reserve Requirement), rounded up to the nearest 1/100 of 1%, plus (b) the applicable Assessments.

"LIBOR Base Rate" shall mean the rate determined by the Bank (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the offered rate (and not the bid rate) for deposits in U.S. Dollars of amounts comparable to the amount of the requested LIBOR Rate Loan for the same period of time as the Interest Period selected by the Borrower in the requested borrowing, as set forth on the LIBOR Reference Source at approximately 10:00 a.m. (Dallas, Texas time) on the first day of the applicable Interest Period.

"LIBOR Reference Source" means the rates per annum equal to the rates appearing on Bloomberg Professional (or, if not available, any other nationally recognized trading screen reporting the British Bankers' Association LIBOR rates) as the British Bankers' Association LIBOR Rates for deposits in U.S. Dollars. In the event that such rates do not appear on Bloomberg Professional, the "LIBOR Reference Source" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying London inter-bank offered rates as may be selected by the Bank.

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). A restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by either of the Borrowers and which does not secure an obligation to pay money is not a Lien.

"Loans" shall mean the revolving credit loans made pursuant to subsection 2.1 hereof.

"M/I Homes Loan Agreement" shall mean that certain Amended and Restated Credit Agreement, effective as of April 22, 2005, among M/I Homes, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for such lenders, as heretofore and hereinafter amended, modified, supplemented and restated, and any agreements under which the Indebtedness arising thereunder is refinanced or replaced.

"Mortgage" shall mean a mortgage or deed of trust, on standard forms in form and substance satisfactory to Lender, securing a mortgage note and granting a perfected, first priority lien on residential real property consisting of land and a single-family dwelling thereon which is completed and ready for occupancy.

"Mortgage Loan" shall mean a mortgage loan which is evidenced by a Mortgage Note and secured by a Mortgage, together with the rights and obligations of a holder thereof and payments thereon and proceeds therefrom.

"Mortgage Loan Repurchase Obligations" shall mean those obligations (as more particularly described in this definition) of Financial under a Purchase Commitment to repurchase (a) Eligible Mortgage Loans, and (b) first mortgage loans that are not Eligible Mortgage Loans solely because either (i) the mortgagor did not purchase from M/I Homes the home subject to such mortgage loan, or (ii) such mortgage loan is more than 60 days old, as determined by the date of the note which evidences such loan, at the time of the purchase of the mortgage loan by a secondary market lender pursuant to a Purchase Commitment; provided, the obligations to repurchase the mortgage loans described in clauses (a) through (b) of this definition shall exist only if (A) such mortgage loans do not meet for any reason, the investor guidelines regarding loan origination, loan processing or loan closing and regarding underwriting criteria for such Purchase Commitment, or defects are noted in origination, processing or closing of Mortgage Loans by investor, (B) Financial or its employees engage in any fraudulent conduct or misrepresentation, (C) the mortgagor fails to make timely payment of any of the first, second, third or fourth installments due under such mortgage loan, and such delinquency remains uncured for a period of more than 30 days or results in a foreclosure action, (D) the mortgagor fails to make timely payment of two or more monthly installments within six months from the date such mortgage loan is purchased by such secondary market lender, (E) the mortgagor engages in fraudulent conduct or misrepresentation, or (F) with respect to mortgage loans issued pursuant to the North Carolina Housing Finance Authority bond programs, the mortgagor fails to make timely payment of the first installment due under such mortgage loans.

"Obligations" shall mean all debts, liabilities and obligations of the Borrowers arising under any this Agreement and the Note, and shall also include all fees, expenses and other amounts owing to the Bank under this Agreement and the Note. Without limiting the generality of the foregoing, "Obligations" includes all amounts which would be owed by either Borrower to the Bank, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving either Borrower (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of either Borrower under any bankruptcy, insolvency, reorganization or similar debtor relief law).

"Obligor" shall mean the Person or Persons obligated to pay the Indebtedness which is the subject of a Mortgage Loan.

"Other Mortgage Sublimit" shall mean the amount of $5,000,000.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

"Person" shall mean an individual, a partnership (including without limitation a joint venture), a limited liability company (including without limitation a joint venture), a corporation (including without limitation a joint venture), a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature (including without limitation a joint venture).

"Plan" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which the Borrowers or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA or an affiliate of an employer as defined in Section 407(d)(7) of ERISA.

"Prime Rate" shall mean the rate of interest per annum announced by the Bank from time to time as its prime rate, with any change thereto effective as of the opening of business on the day of the change; the Prime Rate is not necessarily the best interest rate offered by the Bank.

"Prime Rate Loans" shall mean loans the rate of interest applicable to which is based on the Prime Rate.

"Purchase Commitment" shall mean a commitment from a secondary market lender acceptable to the Bank (the names and addresses of secondary market lenders acceptable to the Bank as of the effective date of this Agreement are listed in Schedule 1 hereto and Financial shall update the list of secondary market lenders quarterly as set forth in subsection 5.11 hereof), pursuant to an agreement with Financial, either with respect to a particular mortgage loan or with respect to mortgage loans meeting specified criteria, to purchase such mortgage loan or loans without recourse (except for Mortgage Loan Repurchase Obligations) for an amount not less than the difference of (a) the face amount of the note evidencing such mortgage loan(s), minus (b) the sum of (i) the points agreed upon between Financial and such secondary market lender, and (ii) the amount of funds (for example, without limitation, escrow funds and origination fees), other than points, received by Financial at the loan closing from the mortgagor.

"ReFi Sublimit" shall mean the amount of $5,000,000.

"Regulation" shall mean, with respect to the charging and collecting of interest at the LIBOR Rate, any United States federal, state or foreign laws, treaties, rules or regulations whether now in effect or hereinafter enacted or promulgated (including Regulation D) or any interpretations, directives or requests applying to a class of depository institutions including Payee under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, excluding any change the effect of which is determined by the Bank to be reflected in a change in the LIBOR Rate.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended or supplemented.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

"Requirement of Law" shall mean as to any Person, the Certificate (or Articles) of Incorporation, By-Laws (or Code of Regulations), Close Corporation Agreement (where applicable) or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, including without limitation all environmental laws, rules, regulations and determinations, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Requirement" shall mean the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against "Eurocurrency Liabilities," as such quoted term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any regulatory change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in this Agreement, or (b) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates referred to in the definition of "LIBOR Base Rate" set forth above

"Responsible Officer" shall mean as to either of the Borrowers, the Chairman of the Board, Chief Executive Officer, President, a Senior Executive Vice President or a Senior Vice President of such Borrower and, with respect to financial matters, the Chief Financial Officer, Treasurer or Controller of such Borrower, in each case acting in his or her capacity as such.

"Risk Rating" shall mean the risk rating of a mortgage loan determined by the underwriting guidelines of Financial or other applicable standards of a secondary market lender to which such mortgage loan is to be sold by Borrowers under a Purchase Commitment, provided that such underwriting guidelines or other applicable standards comply with industry standards in the sole and commercially reasonable judgment of the Bank.

"Second Mortgage Loan" shall mean a Mortgage Loan secured by a Mortgage (which creates a second priority lien and not a first priority lien) made in the ordinary course of Financial's business to a natural person or persons for the purchase of residential real property made in connection with a specific financing program to the natural person or persons who have a first Mortgage Loan from Financial with respect to the same real property.

"Second Mortgage Sublimit" shall mean the amount of $10,000,000.

"Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan (as such term is defined in ERISA).

"Subprime Sublimit" shall mean the amount of $5,000,000.

"Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization (a) in which such Person holds an ownership interest, directly or indirectly (through one or more intermediaries), the result of which gives such Person the voting power (other than ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other governing body of such organization, association, partnership, joint venture or other entity, or (b) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

"Tangible Net Worth" shall mean at any date, with respect to Financial, the total of the capital stock (net of treasury stock, if any), paid in surplus, general contingency reserves and retained earnings (deficit), in each case determined in accordance with GAAP, minus the following items (without duplication of deductions), if any, appearing on Financial's balance sheet prepared in accordance with GAAP:

i. The book amount of all deferred charges (including specifically deferred income taxes);

ii. The book amount of all assets which would be treated as intangibles under GAAP; and

iii. The amount of any write-up in the book value of any asset resulting from a revaluation thereof from the book value entered upon acquisition.

"VA" shall mean the Veterans Administration, or any successor thereto.

1.2  Other Definitional Provisions.

(a)  All terms defined in the Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b)  As used herein, in the Note or in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrowers not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)  The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements and amendments thereof; terms otherwise defined herein have the same meanings throughout the Agreement.

(d)  "Hereunder," "herein," "hereto," "the Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; and the singular includes the plural and conversely.

SECTION 2.   AMOUNT AND TERMS OF COMMITMENT

2.1  Commitment. Subject to the terms and conditions of the Agreement, the Bank agrees to make revolving credit loans (the "Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (a)(i) from and including April 27, 2006 through and including December 14, 2006, $40,000,000, (ii) from and including December 15, 2006 through and including January 15, 2007, $65,000,000 and (iii) from and including January 16, 2007 through and including April 26, 2007, $40,000,000, and (b) the Borrowing Base in existence at such time. During the Commitment Period and as long as no Event of Default exists, the Borrowers may use the Commitment by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

Subject to the terms and conditions of this Agreement (including the limitations on the availability of LIBOR Rate Loans and including the termination, of the Commitment as set forth in Section 7 hereof), the Loans may from time to time be (i) LIBOR Rate Loans, (ii) Prime Rate Loans, or (iii) a combination thereof, as determined by the Borrowers, provided that no Loan shall be made as a LIBOR Rate Loan after the day that is five days prior to the last day of the Commitment Period.

2.2  Note. The Loans made by the Bank pursuant hereto shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A attached hereto and made a part hereof (the "Note"), payable to the order of the Bank and evidencing the obligation of the Borrowers to pay the aggregate unpaid principal amount of the Loans made by the Bank, with interest thereon at a rate per annum equal to (i) in the case of Prime Rate Loans, the Prime Rate in effect from time to time and (ii) in the case of LIBOR Rate Loans if permitted hereunder at such time, the LIBOR Rate determined for each such loan plus one and thirty-five one hundredths percent (1.35%), subject with respect to each of the aforesaid interest rates to the default interest rate provisions of subsection 2.6(c) hereof. Interest shall be payable in arrears and shall be due on the fifteenth day of each month for the period ending on the last day of the immediately preceding calendar month, beginning with May 15, 2006, and continuing on the 15th day of each month thereafter, and on the last day of the Commitment Period. If not sooner paid, the entire principal amount of the Loans outstanding and any remaining unpaid interest on the Loans shall be due and payable on, the last day of the Commitment Period. The Bank is hereby authorized to record electronically or otherwise the date and amount of each Loan disbursement made by the Bank and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute conclusive evidence, absent manifest error, of the accuracy of the information so recorded; provided, however, the failure of the Bank to make any such recordation(s) shall not affect the obligation of the Borrowers to repay outstanding principal, interest, or any other amount due hereunder or under the Note in accordance with the terms hereof and thereof. The Note shall (a) be dated as of the date hereof, (b) be stated to mature on the last day of the Commitment Period, and (c) bear interest from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at a rate per annum equal to (i) in the case of Prime Rate Loans, the Prime Rate in effect from time to time and (ii) in the case of LIBOR Rate Loans, the LIBOR Rate determined for each such loan plus one and thirty-five one hundredths percent (1.35%) subject with respect to each of the aforesaid interest rates to the default interest rate provisions of subsection 2.6(c) hereof.

2.3  Procedure for Borrowing. The Borrowers may borrow under the Commitment (subject to the limitations on the availability of LIBOR Rate Loans) during the Commitment Period, provided the Borrowers shall give the Bank irrevocable telephonic or written notice (which notice must be received by the Bank prior to 3:00 P.M., central time, for funding to be made that day) and on or before the requested Borrowing Date, specifying (i) the date of the requested borrowing (which shall be a Business Day), (ii) the amount of the requested borrowing, (iii) whether the borrowing is to be of a LIBOR Rate Loan, a Prime Rate Loan or a combination thereof and (iv) if the borrowing is to be entirely or partly of a LIBOR Rate Loan, the amount of the Prime Rate Loan, if any, and the amount of the LIBOR Rate Loan and the length of the initial Interest Period therefor. Each borrowing pursuant to the Commitment shall be in the principal amount (a) in the case of Prime Rate Loans, of $50,000 or any larger amount, and (b) in the case of LIBOR Rate Loans, of $500,000 or any larger amount, provided, however, with respect to Prime Rate Loans and LIBOR Rate Loans that no borrowing shall exceed the then undrawn amount of the Commitment. No more than five (5) LIBOR Rate Loans shall be outstanding at any time. On the Borrowing Date, the Bank shall make available to the Borrowers the funds requested, subject to the satisfaction of the terms and conditions of the Agreement, by crediting the account of Financial on the books of the Bank at its 8333 Douglas Avenue, Dallas, Texas 75225 office or other national or state bank or trust company which is organized under the laws of the United Sates of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit have at least the third highest credit rating given by Moody's Investors Service, Inc. as directed by Financial with the funds requested. If for any reason the Bank is unable to make funds available to the Borrowers as aforesaid, the Bank shall notify the Borrowers immediately. The provisions for conversion and continuation of the Loans are set forth in subsection 2.9.

2.4  Commitment Fee. The Borrowers agree to pay to the Bank a commitment fee for the Commitment Period, computed at the rate of one-fifth of one percent (1/5%) per annum, on the average daily unused amount of the Commitment of the Bank during the Commitment Period, payable quarterly in arrears and due on the fifteenth day of each July, October, January and April for the three-month period ending on the last day of the immediately preceding calendar month, and on the last day of the Commitment Period, commencing on the first of such dates to occur after the date hereof.

2.5  Termination or Reduction of Commitment. The Borrowers shall have the right, upon not less than five Business Days' written notice to the Bank, to terminate the Commitment or, from time to time (and so long as no Default exists), reduce the amount of the Commitment, provided that (i) any such reduction shall be accompanied by prepayment of the Loans made hereunder, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, that the amount of such Loans then outstanding exceeds the amount of the Commitment as then reduced, and (ii) any such termination of the Commitment shall be accompanied by prepayment in full of the Loans then outstanding hereunder, together with accrued interest thereon to the date of such prepayment, the payment of any unpaid commitment fee then accrued hereunder and, if a Loan is a LIBOR Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to Subsection 2.13, Indemnity. Any such reduction shall be in the amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the amount of the Commitment then in effect.

2.6  Computation of Interest and Fees; Default Interest.

(a)  Commitment fees on the Commitment and interest in respect of the Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on the Note resulting from a change in the Prime Rate, or the Reserve Requirements or the applicable Assessments shall become effective as of the opening of business on the day on which such change in the Prime Rate, the Reserve Requirements or the applicable Assessments shall become effective, without notice to the Borrowers; however, the Bank shall give the Borrowers prompt notice of all changes in the Prime Rate, the Reserve Requirements or the applicable Assessments.

(b)  Each determination of an interest rate by the Bank pursuant to the Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

(c)  If an Event of Default has occurred and is continuing, the entire unpaid balance of the Loans shall bear interest at a rate per annum which is the sum of (i) three percent (3.0%), and (ii) the rate which would otherwise be applicable thereto, from the date of such non-payment until paid in full (before, as well as after, judgment).

2.7  Extension of Commitment Period. At any time during the sixty days immediately preceding the last day of the Commitment Period, the Borrowers may request in writing that the Bank extend the Commitment Period for a period not to exceed 364 days and the Bank in its sole discretion may elect to extend the Commitment Period for such period by written notice from the Bank to the Borrowers, which written notice shall include the number of days by which the Commitment Period shall be extended. Each notice granting an extension shall be attached to the Note and shall constitute an amendment extending the Commitment Period and the maturity date of the Note by the number of days specified in the notice. If the Bank does not elect to extend the Commitment Period, the Bank shall not be required to give notice to the Borrowers of such election not to extend. If the Borrowers have not received notice from the Bank as stated herein that the Bank has elected to extend the Commitment Period by one year, the Commitment Period shall be deemed not to have been extended.

2.8  Use of Proceeds. The proceeds of the initial Loan made hereunder shall be used by the Borrowers to pay in full the obligations outstanding under the Existing Credit Agreement, if any. The remaining proceeds of the initial Loan made hereunder and the proceeds of subsequent Loans made hereunder shall be used by the Borrowers for lawful purposes in Financial's business.

2.9  Conversion and Continuation Options.

(a)  The Borrowers may elect from time to time to convert outstanding Loans from LIBOR Rate Loans to Prime Rate Loans by giving the Bank prior irrevocable notice of such election no later than 3:00 p.m., central time, for conversions to be made that day, provided that any such conversion of LIBOR Rate Loans may only be made on the last day of an Interest Period with respect thereto. Subject to the limitations on the availability of LIBOR Rate Loans, the Borrowers may elect from time to time to convert outstanding Loans from Prime Rate Loans to a LIBOR Rate Loan by giving the Bank telephonic or written notice (the "Notice of Conversion") no later than 3:00 p.m., central time, on the date of conversion, which Notice of Conversion shall specify (i) the date for the conversion, (ii) the aggregate amount of Prime Rate Loans to be converted and (iii) the length of the initial Interest Period for such LIBOR Rate Loan. Each conversion from Prime Rate Loans to a LIBOR Rate Loan shall be in the principal amount of $500,000 or any larger amount. All or any part of outstanding LIBOR Rate Loans and Prime Rate Loan may be converted as provided herein, provided that (i) (unless the Bank otherwise consents) no Prime Rate Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) no Prime Rate Loan may be converted into a LIBOR Rate Loan after the date that is five days prior to the last day of the Commitment Period.

(b)  Subject to the limitations on the availability of LIBOR Rate Loans, any LIBOR Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving the Bank telephonic or written notice, at least three Business Days prior to the last day of the then current Interest Period, and which notice shall specify (i) the amount of the LIBOR Rate Loans to be continued as such and (ii) the length of the Interest Period for such LIBOR Rate Loans. All or any part of outstanding LIBOR Rate Loans may be continued as provided herein, provided that (i) (unless the Bank otherwise consents) no LIBOR Rate Loan may be continued when any Default or Event of Default has occurred and is continuing and (ii) no LIBOR Rate Loan may be continued as a LIBOR Rate Loan after the date that is five days prior to the last day of the Commitment Period.

2.10  Inability to Determine Interest Rate. If by reason of circumstances affecting the relevant market adequate and reasonable means do not exist for ascertaining the LIBOR Rate, any LIBOR Rate Loans requested to be made shall be made as Prime Rate Loans.

2.11  Illegality; Impracticability. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful, or if compliance by the Bank with any request or directive (whether or not having the force of law) from any Governmental Authority occurring after the date hereof shall make it impracticable for the Bank to make or maintain LIBOR Rate Loans as contemplated by this Agreement, the commitment of the Bank hereunder to make LIBOR Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall then have a commitment only to make a Prime Rate Loan when a LIBOR Rate Loan is requested, and the Bank's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Prime Rate Loans as required by law. If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 2.13, Indemnity.

2.12  Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Bank or compliance by the Bank with any request or directive (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof:

(a)  shall (i) subject the Bank to any tax of any kind whatsoever with respect to any LIBOR Rate Loans made by it or its obligation to make LIBOR Rate Loans or change the basis of taxation of payments to the Bank in respect thereof, (ii) change any franchise tax or any tax measured by or imposed upon the overall net income of the Bank or (iii) change any branch tax or any tax measured by or imposed upon overall capital or net worth of the Bank;

(b)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, the Bank which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(c)  shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making LIBOR Rate Loans or to reduce any amount receivable hereunder in respect thereof, then the Borrowers shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable; in addition, in any such case, the Borrowers may elect to convert the LIBOR Rate Loans made by the Bank hereunder to Prime Rate Loans in which case the Borrowers shall promptly pay to the Bank, upon demand, without duplication, such amounts, if any, as may be required pursuant to subsection 2.13.

2.13  Indemnity. The Borrowers agree to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur (other than through the Bank's gross negligence or willful misconduct) as a consequence of the Borrowers' making a prepayment of a LIBOR Rate Loan on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand or otherwise). Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment to the last day of the applicable Interest Period in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.   REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into the Agreement and to make the Loans herein provided for, the Borrowers hereby covenant, represent and warrant, jointly and severally, to the Bank that on the date hereof:

3.1  Financial Statements. Financial has heretofore furnished to the Bank the balance sheet of Financial as of December 31, 2005, and the related audited statements of income and retained earnings and of changes in cash flows for the fiscal year of Financial then ended, certified by Deloitte & Touche, independent public accountants. Such financial statement fairly presents the financial condition of Financial as of the date thereof and the results of the operations of Financial for the period then ended, and from December 31, 2005 to the date hereof, there has been no material adverse change in such condition.

3.2  Corporate Existence; Compliance with Law. Each of the Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to conduct the business in which it is currently engaged, (c) is qualified as a foreign corporation under the laws of any jurisdiction where the failure to so qualify would have a material adverse effect on the business of such Borrower, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of such Borrower and would not materially adversely affect the ability of such Borrower to perform its obligations under the Agreement and the Note.

3.3  Corporate Power; Authorization; Enforceable Obligations. Each of the Borrowers has the corporate power and authority to make, deliver and perform the Agreement and the Note and to borrow hereunder and has taken all corporate action necessary to be taken by it to authorize the borrowings on the terms and conditions of the Agreement and the Note and to authorize the execution, delivery and performance of the Agreement and the Note. No consent, waiver or authorization of, or filing with, any Person (including without limitation any Governmental Authority), is required to be made or obtained by either of the Borrowers in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of the Agreement and the Note. The Agreement has been, and the Note will be, duly executed and delivered on behalf of each of the Borrowers and the Agreement constitutes, and the Note when executed and delivered hereunder will constitute, a legal, valid and binding obligation of each of the Borrowers enforceable against each of the Borrowers in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.

3.4  No Legal Bar. The execution, delivery and performance of the Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof do not and will not violate any Requirement of Law or Contractual Obligation of either of the Borrowers and do not and will not result in, or require, the creation or imposition of any Lien on any of the properties of either of the Borrowers or their respective revenues pursuant to any Requirement of Law or Contractual Obligation.

3.5  No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrowers, threatened by or against either of the Borrowers or against any of their respective properties or revenues (a) with respect to the Agreement or the Note or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of either of the Borrowers.

3.6  Regulation U. Neither of the Borrowers is engaged in, nor will either of them engage in, principally or as one of its important activities, the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors. If requested by the Bank, the Borrowers will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

3.7  Investment Company Act. Neither of the Borrowers is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

3.8  Disclosure. No representations or warranties made by either of the Borrowers in the Agreement or in any other document furnished from time to time in connection herewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or, omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

3.9  Subsidiary Information. Financial has no Subsidiaries, other than M/I Title Agency, Ltd. and Washington/Metro Residential Title Agency, LLC.

SECTION 4.   CONDITIONS PRECEDENT

4.1  Conditions to Initial Loan. The obligation of the Bank to make its initial disbursement under the Loans on the first Borrowing Date is subject to the satisfaction of the following conditions precedent on or prior to such date:

(a)  Note. The Bank shall have received the Note, conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of each of the Borrowers.

(b)  Legal Opinions of Counsel to the Borrowers. The Bank shall have received an executed legal opinion of J. Thomas Mason, Esq., General Counsel of M/I Homes, dated the date hereof and addressed to the Bank, substantially complying with the requirements of Exhibit B hereto, and otherwise in form and substance satisfactory to the Bank and covering such other matters incident to the transactions contemplated hereby as the Bank and its counsel may reasonably require.

(c)  Corporate Proceedings of the Borrowers. The Bank shall have received a copy of the resolutions (in form and substance satisfactory to the Bank) of the sole shareholder (M/I Homes) of Financial and of the Executive Committee of the Board of Directors of M/I Homes authorizing (i) the execution, delivery and performance of the Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the borrowings herein provided for, and (iv) the execution, delivery and performance of the Note and the other documents provided for in the Agreement, all certified by the Secretary or the Assistant Secretary of each of the Borrowers as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

(d)  Incumbency Certificate of the Borrowers. The Bank shall have received a certificate of the Secretary or an Assistant Secretary of each of the Borrowers, dated the date hereof, as to the incumbency and signature of the officers of each of the Borrowers executing the Agreement, the Note and any certificate or other documents to be delivered pursuant hereto or thereto.

(e)  No Proceedings or Litigation; No Injunctive Relief. No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced and no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened, against either of the Borrowers or any of the officers or directors of either of the Borrowers seeking to restrain, prevent or change the transactions contemplated by the Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by the Agreement or seeking damages in connection with such transactions.

(f)  Consents, Licenses, Approvals, etc. The Bank shall have received true copies (certified to be such by the Borrowers or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of the Agreement and the Note, if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, would have a material adverse effect on either of the Borrowers or would adversely affect the validity or enforceability of any of the foregoing documents, and approvals obtained shall be in full force and effect and be satisfactory in form and substance to the Bank.

(g)  Compliance with Law. Neither of the Borrowers shall be in violation in any material respect of any applicable statute, regulation or ordinance, including without limitation statutes, regulations or ordinances relating to environmental matters, of any governmental entity, or any agency thereof, in any respect materially and adversely affecting the business, property, assets, operations or condition, financial or otherwise, of either of the Borrowers.

(h)  No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing hereunder prior to or after giving effect to the making of the initial disbursement of the Loans hereunder.

(i)  No Material Adverse Change. There shall have been no material adverse change in the financial condition or business or operations of Financial from the date of Financial's December 31, 2005 audited financial statements to the first Borrowing Date.

(j)  Hedging Policy. The Bank shall have received Financial's policy and procedures with respect to hedging transactions, a copy of which shall be attached hereto as Exhibit D (the "Hedging Policy"), certified by a Responsible Officer.

(k)  Additional Matters. All corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by the Agreement and the Note shall be satisfactory in form and substance to the Bank and its counsel.

(l)  Fee Letter. The Bank shall have received a fee letter in form and substance acceptable to the Bank executed by Borrowers.

4.2  Conditions to All Loans. The obligation of the Bank to make any Loan hereunder on any date (including without limitation the first Borrowing Date) is subject to the satisfaction of the following conditions precedent as of such date:

(a)  Representations and Warranties. The representations and warranties made by each of the Borrowers in the Agreement and any representations and warranties made by each of the Borrowers which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such loan as if made on and as of such date unless stated to relate to a specific earlier date.

(b)  No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such date.

Each borrowing by the Borrowers under the Agreement shall constitute a representation and warranty by each of the Borrowers as of the date of such borrowing that the conditions contained in the foregoing paragraphs (a) and (b) of this subsection 4.2 have been satisfied.

SECTION 5.   AFFIRMATIVE COVENANTS

The Borrowers hereby agree, jointly and severally, that, from the date hereof and so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, Financial shall (and, in the case of subsection 5.6(e) hereof, M/I Homes shall also):

5.1  Financial Statements. Furnish to the Bank:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of each of Financial and M/I Homes, a copy of the audited balance sheet of Financial and M/I Homes, respectively, as at the end of such year and the related audited statements of income and retained earnings and cash flows for such year, together with the opinion of independent certified public accountants of nationally recognized standing, which opinion shall not contain a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or qualification which would affect the computation of financial covenants contained herein other than a qualification for consistency due to a change in the application of GAAP with which Financial's or M/I Homes' independent certified public accountants concur; and

(b)  as soon as available, but in any event not later than 45 days after the end of each monthly accounting period, the unaudited balance sheet of each of Financial and Mil Homes as at the end of each such month and the related unaudited statements of income and retained earnings of each of Financial and M/I Homes for such month and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Financial or M/I Homes, as applicable, as being fairly stated in all material respects.

All such financial statements required by this subsection 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), that such financial statements need not contain footnotes).

5.2  Certificates; Other Information. Furnish to the Bank:

(a)  concurrently with the delivery of each financial statement referred to in subsection 5.1(a) above and each financial statement referred to in subsection 5.1(b) above, a summary in form and substance satisfactory to the Bank of the hedging investments described in subsection 6.5(vi) hereof, and a certificate of a Responsible Officer of Financial or M/I Homes, as applicable (in the form of Exhibit C or such other form as shall be reasonably acceptable to the Bank), stated to have been made after due examination by such Responsible Officer (i) stating that, to the best of such officer's knowledge, Financial or M/I Homes during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the Note to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsections 5.7, 5.8, 5.9, 6.3 and 6.5;

(b)  as soon as available, but in any event not later than 20 days after the end of each monthly accounting period, a Borrowing Base Certificate, certified by a Responsible Officer of Financial as being accurate in all material respects;

(c)  promptly upon receipt thereof, copies of all final reports submitted to Financial by independent certified public accountants in connection with each annual, interim or special audit of the books of Financial made by such accountants, including without limitation any final comment letter submitted by such accountants to management in connection with their annual audit; and

(d)  promptly, on reasonable notice to Financial, such additional financial and other information as the Bank may from time to time reasonably request.

5.3  Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law, except to the extent that the failure to take such actions or comply with such Contractual Obligations and Requirements of Law would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Financial.

5.4  Maintenance of Property, Insurance. Keep all property useful in and necessary to its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, general liability and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Bank, upon written request, full information as to the insurance carried.

5.5  Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit representatives of the Bank to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of Financial with officers and employees of Financial and, if notice thereof is given to the Borrowers prior to the date of such discussions, with its independent certified public accountants. The Bank shall keep confidential the information it receives pursuant to subsection 5.2 hereof and this subsection 5.5, provided that the Bank may disclose such information to its regulators, auditors and counsel on a need to know basis, and to any proposed assignee so long as such assignee agrees to the confidentiality restrictions set forth in this section, and the Bank must disclose such information if required to do so by law (including without limitation by judicial or administrative process).

5.6  Notices. Promptly give notice to the Bank:

(a)  of the occurrence of any Default or Event of Default;

(b)  of any (i) default under any other Contractual Obligation that would enable the obligee of the Contractual Obligation to compel Financial to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and would have a material adverse effect on Financial, or (ii) litigation, investigation or proceeding which may exist at any time between Financial and any Governmental Authority, which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Financial;

(c)  of any litigation or proceeding affecting Financial (i)(A) in which the amount involved is $100,000 or more and not covered by insurance, or (B) which, in the reasonable opinion of a Responsible Officer of Financial, would, if adversely determined, have a material adverse effect on Financial, or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of Financial, would, if adversely determined, have a material adverse effect on Financial;

(d)  of the following events, as soon as possible and in any event within 30 days after Financial knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan with respect to which the PBGC has not waived the 30 day reporting requirement, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Financial or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to the PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to the Bank whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Financial setting forth details as to such Reportable Event and the action that Financial or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

(e)  of a material adverse change in the business, operations, property or financial or other condition of Financial or M/I Homes.

Each notice pursuant to this subsection 5.6 shall be accompanied by a statement of the chief executive officer or chief financial officer or other Responsible Officer of Financial setting forth details of the occurrence referred to therein and stating what action Financial proposes to take with respect thereto. For all purposes of clause (d) of this subsection 5.6, Financial shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan if such Plan is a Single Employer Plan.

5.7  Maintenance of Tangible Net Worth. Maintain at all times its Tangible Net Worth in an amount equal to at least $3,500,000.

5.8  Maintenance of Liabilities to Tangible Net Worth Ratio. Maintain at all times a ratio of Liabilities to Tangible Net Worth not in excess of 10.0 to 1.0.

5.9  Maintenance of EBIT to Interest Expense Ratio. Maintain a ratio of EBIT to Interest Expense, determined as of the end of each monthly accounting period of each fiscal year and as of the end of each fiscal year, on a rolling 12 month basis (with the period of determination being the 12 month period ending on the date as of which such determination is made), of not less than 1.50 to 1.0.

5.10  Collateral. Promptly provide to the Bank, at any time and from time to time as the Bank may request in its sole discretion, a first priority security interest in all of Financial's then existing or thereafter acquired Mortgage Loans, all rights to receive payments under or with respect to such Mortgage Loans, all mortgage notes evidencing such Mortgage Loans, all Mortgages securing such mortgage notes, all Purchase Commitments relating thereto, and all proceeds of the foregoing as security for the Borrowers' obligations to the Bank under this Agreement and the Note and promptly execute and deliver all such documentation (including without limitation Financial's mortgage notes) as the Bank shall reasonably request to perfect the Bank's security interest in such collateral. Beginning on the fifth (5th) day after the funding of a Mortgage Loan, each such mortgage note, and the related mortgage (or a certified copy thereof) and Purchase Commitment, shall be held by Financial at its address set forth in Section 8.2, unless they have been delivered to the Bank or to a secondary market lender.

5.11  Secondary Market Lenders. (a) Provide to the Bank on the first Business Day of each calendar quarter, commencing on June 1, 2006, and continuing on the first Business Day of each January, April, July and October thereafter, for the Bank's review and approval, the current list of secondary market lenders that purchase mortgage loans from Financial, and (b) by the end of such calendar quarter, remove from the list and cease to sell mortgage loans to any secondary market lender that is not acceptable to the Bank in the Bank's sole discretion.

SECTION 6.   NEGATIVE COVENANTS

The Borrowers hereby agree, jointly and severally, that, from the date hereof and so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, Financial shall not, directly or indirectly:

6.1  Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (other than purchases on open account in the ordinary course of Financial's business) except for (a) Indebtedness evidenced by this Agreement and the Note, (b) Indebtedness for which Liens are permitted pursuant to subsection 6.2(g) hereof, provided that the aggregate amount of such Indebtedness does not exceed the amount of the Liens permitted by subsection 6.2(g), and (c) unsecured Indebtedness of Financial to M/I Homes for loans and advances from M/I Homes and for property and services provided by M/I Homes.

6.2  Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)  Liens, if any, in favor of the Bank including without limitation Liens on mortgage notes receivable;

(b)  Liens for taxes and special assessments not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Financial in accordance with GAAP;

(c)  Carriers', warehousemen's, materialmen's, mechanics', repairmen's, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Financial in accordance with GAAP;

(d)  pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

(e)  Liens of landlords, arising solely by operation of law, on fixtures and moveable property located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due;

(f)  Liens arising as a result of a judgment or judgments against Financial which do not in the aggregate exceed $200,000 at any time outstanding, which are being diligently contested in good faith, which are not the subject of any attachment, levy or enforcement proceeding, and as to which appropriate reserves have been established in accordance with GAAP;

(g)  Liens to secure purchase money obligations and capitalized leases, provided that the aggregate amount of the obligations secured by such Liens shall not exceed $250,000 at any time; and

(h)  Liens in connection with the purchase and pledge by Financial, in making first mortgage loans permitted hereunder, of certificates of deposits to investors purchasing such first mortgage loans, in accordance with, and subject to the limitations set forth in, subsection 6.3 hereof.

6.3  Prohibition on Contingent Obligations. Agree to or assume, guarantee, indorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any Contingent Obligation, including but not limited to Contingent Obligations incurred as a result of sales of any notes with recourse or as a general partner in a partnership; provided, however, that in making first mortgage loans permitted hereunder, Financial may, in lieu of requiring down payments from mortgagors, purchase and pledge to investors purchasing such first mortgage loans certificates of deposit in an aggregate amount not to exceed $2,500,000.

6.4  Prohibition on Fundamental Changes. Enter into any transaction of merger, consolidation, amalgamation or reorganization, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or make any material change in the method by which it conducts business.

6.5  Limitation on Investments. Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of, any stock, bonds, notes, debentures or other securities of or make any other investment in, any Person (all such transactions being herein called "investments") except for (i) Eligible Mortgage Loans, (ii) Cash Equivalents, (iii) investments in the ordinary course of Financial's business in standard instruments hedging against interest rate risk incurred in the origination and sale of mortgage loans, in each case matching a hedging instrument or instruments to specific mortgages or specific groups of mortgages, but in no event including investments in futures contracts, options contracts or other derivative investment vehicles acquired as independent investments, and (iv) loans and advances to M/I Homes; provided, however, that nothing in this subsection 6.5 shall prohibit or otherwise restrict Financial from purchasing and pledging certificates of deposit in accordance with, and subject to the limitations set forth in, subsection 6.3 hereof.

6.6  Prohibition on Subsidiaries. Create or form any Subsidiaries other than M/I Title Agency, Ltd. and Washington/Metro Residential Title Agency, LLC.

6.7  Prohibition on Changes in Hedging Policy. Amend or modify Financial's policy or procedures with respect to hedging transactions, in any material respect, from the Hedging Policy provided to the Bank pursuant to subsection 4.1(j) hereof and attached hereto as Exhibit D.

6.8  Incorporation of Covenants from M/I Homes Loan Agreement. Without limitation of any thing contained herein, each of the covenants set forth in Sections 6.11, 6.12 and 6.13 of the M/I Homes Loan Agreement, as in effect on the date hereof, are incorporated herein by this reference and shall be treated for all purposes as being included in this Agreement; provided that any modification of any such covenant pursuant to the M/I Homes Loan Agreement which causes it to be more favorable to Bank shall automatically be incorporated herein. No other modification of such covenants shall be incorporated herein unless the Bank agrees thereto in writing. Any violation or breach of any such covenant shall be a violation or breach of this Agreement and the Bank shall have all rights and remedies with respect thereto that are available hereunder, under the Note and under applicable law.

SECTION 7.   DEFAULTS, EVENTS OF DEFAULT

Upon the occurrence of any of the following events:

(1) the Borrowers shall fail to pay any principal of the Note when due in accordance with the terms thereof or hereof; or

(2) the Borrowers shall fail to pay any interest on the Note, or any fee, charge, reimbursement or other amount payable hereunder, within three (3) days after the date when due in accordance with the terms thereof or hereof; or

(3) any representations or warranty made or deemed made by the Borrowers herein or which is contained in any certificate, document or financial or other written statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(4) (a) Financial shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Financial shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Financial any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against Financial any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Financial shall take any action in furtherance of, or indicating its consent top approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Financial shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(5) Financial shall default in (a) the observance or performance of any covenant or agreement contained in subsection 5.6, 5.10 or subsection 6.7 herein or shall fail to comply with the limitations of subsection 6.5(vi) herein, (b) the observance or performance of any covenant or agreement contained in any other provision of Section 6 or in any provision of subsections 5.1, 5.2, 5.7, 5.8, 5.9 and 5.11 herein and such default remains uncured ten days after the Bank notifies the Borrowers that such default has occurred, or (c) the observance or performance of any other covenant or agreement contained herein, which default shall remain unremedied for 30 days after the Borrowers receive written notice from the Bank that such a default has occurred, which notice shall specify the nature of the default; or

(6) (a) any Person affiliated with Financial shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event remains unremedied for 30 days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, such proceedings continue for 30 days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (e) any other event or condition shall occur or exist with respect to a Single Employer Plan, and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could subject Financial to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Financial; or

(7) one or more judgments or decrees shall be entered against Financial involving in the aggregate a liability (not covered by insurance) of $200,000 or more and all such judgments or decrees in excess of $200,000 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(8) M/I Homes shall cease to own directly one hundred percent (100%) of all of the issued and outstanding stock of Financial; or

(9) any Borrowing Base Certificate required to be furnished to the Bank in accordance with subsection 5.2(b) hereof indicates that the principal amount of the Loans then outstanding exceeds the Commitment then permitted hereunder and, within five calendar days after the delivery of such Borrowing Base Certificate to the Bank, the Borrowers have not cured this event by (a) the reduction of the principal amount of the Loans then outstanding to an amount not in excess of the Commitment then permitted hereunder, or (b) the delivery to the Bank of a more current Borrowing Base Certificate that demonstrates that the principal amount of the Loans outstanding as of the date of such Borrowing Base Certificate is not in excess of the Commitment permitted hereunder at such time; or

(10) there is a Default or an Event of Default (as those terms are defined in the M/I Homes Loan Agreement) under the M/I Homes Loan Agreement or any one or more of the Notes (as that term is defined in the M/I Homes Loan Agreement), M/I Homes defaults in the payment or compliance with the terms of any other Indebtedness or Contractual Obligation or Contingent Obligation and the Bank in its reasonable discretion deems such default material, or Financial defaults on its Guaranty of the M/I Homes Loan Agreement; or

(11) the M/I Homes Loan Agreement is terminated, voluntarily or involuntarily, for any reason or any collateral shall be pledged to secure the M/I Homes Loan Agreement;

then, and in any such event, (a) if such event is an Event of Default specified in subsection (4) above, automatically the Commitment, if still outstanding, shall immediately terminate and the Loans hereunder (with accrued interest thereon), and all other amounts owing under the Agreement or the Note shall immediately become due and payable, and (b) if such event is any other Event of Default and is continuing, either or both of the following actions may be taken: (i) the Bank may, by notice to the Borrowers, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) the Bank may, by notice of default to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other Obligations owing under this Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 8.   MISCELLANEOUS

8.1  Amendments and Waivers; Acknowledgments.

(a)  The Bank and the Borrowers may, from time to time, enter into written amendments, supplements or modifications for the purpose of adding any provisions to the Agreement or the Note or changing in any manner the rights of the Bank or the Borrowers hereunder or thereunder, and the Bank may execute and deliver to the Borrowers a written instrument waiving, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of the Agreement or the Note or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrowers, the Bank, and all future holders of the Note. In the case of any waiver, the Borrowers and the Bank shall be restored to their former position and rights hereunder and under the outstanding Note, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)  Each of Financial and M/I Homes hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution, and delivery of this Agreement, (ii) it has made an independent decision to enter into this Agreement, without reliance on any representation, warranty, covenant or undertaking by Bank, whether written, oral or implicit, other than as expressly set out in this Agreement, (iii) there are no representations, warranties, covenants, undertakings or agreements by Bank except as expressly set out in this Agreement, (iv) Lender has no fiduciary duty to any of Financial or M/I Homes with respect to the transactions contemplated hereby, (v) the relationship pursuant hereto between Borrowers, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor respectively, (vi) no partnership or joint venture exists with respect hereto between the Borrowers and Lender, (vii) should an Event of Default or Default occur or exist, Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, Borrowers are not relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted hereunder with respect to any such Event of Default or Default or any other provision hereof and (ix) Lender has relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement.

(c)  This written agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

there are no unwritten oral agreements between the parties.

8.2  Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy or other electronic facsimile and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the United States Mail, Registered or Certified, Return Receipt Requested, postage prepaid, or, in the case of telecopy or other electronic facsimile notice, when receipt thereof is confirmed by sender's electronic facsimile machine, addressed as follows in the case of the Borrowers and the Bank, or to such address or other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

Financial: M/I Financial Corp.

3 Easton Oval

Columbus, Ohio 43219

Attention: Phillip G. Creek

Facsimile: (614) 418-8080

with a copy to: J. Thomas Mason, Esq.

M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Facsimile: (614) 418-8030

M/I Homes: M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Attention: Robert H. Schottenstein

with a copy to: Phillip G. Creek

Facsimile: (614) 418-8080

with a copy to: J. Thomas Mason, Esq.

Facsimile: (614) 418-8030

The Bank: Guaranty Bank

8333 Douglas Avenue

11th Floor

Dallas, Texas 75225

Attention: Dustin Ortmann

Facsimile: (214) 360-4892

8.3  No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4  Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of the Agreement and the Note and shall remain in full force and effect until the Agreement is terminated and all indebtedness created or evidenced by the Agreement or the Note is paid in full.

8.5  Payment of Expenses; Indemnity.

(a)  Payment of Expenses. Borrowers will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other document referred to herein, and (ii) all reasonable costs and expenses incurred by or on behalf of Lender, including attorneys' fees, advisors' fees, travel costs and miscellaneous expenses, in connection with (A) the negotiation, preparation, execution and delivery of this Agreement, and any and all consents, amendments, waivers or other documents or instruments relating hereto, (B) the borrowing hereunder and other action reasonably required in the course of administration hereof, (C) monitoring or confirming (or preparation or negotiation of any document related to) Borrowers' compliance with any covenants or conditions contained in this Agreement, or (D) the defense or enforcement of this Agreement or the defense of Lender's exercise of its right hereunder.

(b)  Indemnity. Borrowers agree to indemnify Lender, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Lender growing out of, resulting from or in any other way associated with this Agreement and the transactions and events (including the enforcement or defense thereof) at any time associated herewith or contemplated herein.

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of any kind by Lender, provided only that Lender shall not be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Borrowers or any of their affiliates) ever alleges such gross negligence or willful misconduct by Lender, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Lender" shall refer not only to Lender but also each director, officer, agent, attorney, employee, representative and affiliate of Lender.

8.6  Obligations Joint and Several.

(a)  Each Borrower shall be jointly and severally liable for all of the obligations of the Borrowers under this Agreement, regardless of which Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers or the Bank account therefor in their respective books and records.

(b)  Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit extensions under this Agreement, which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of the other Borrower as contemplated by this Agreement.

(c)  The Bank advised the Borrowers that it is unwilling to enter into this Agreement and make available the credit facilities extended hereby or thereby to a Borrower unless the other Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Loans of the other Borrower under this Agreement. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Bank to extend credit pursuant to this Agreement (i) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrower, and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of the Borrowers, and the joint and several liability of all such Persons hereunder. Accordingly, each Borrower individually acknowledges that the benefit of the accommodations made under this Agreement to the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any individual Borrower.

(d)  Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) in reasonably equivalent to the obligations undertaken pursuant hereto.

(e)  To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder invalid or unenforceable, such Borrower's obligations hereunder shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower's obligations hereunder shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof, as if this Section were not a part of this Agreement.

(f)  To the extent that either Borrower shall make a payment under this Section of all or any of the Obligations (other than credit facilities made to that Borrower for which it is primarily liable) (a "Joint Liability Payment") which, taking into account all other Joint Liability Payments then previously or concurrently made by the other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitment, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the "Allocable Amount" of either Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(g)  The Bank is hereby authorized, without notice or demand and with affecting the liability of the other Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) accept partial payments of the Obligations; and (iii) settle, release, compromise, collect or otherwise liquidate the Obligations in any manner, without affecting or impairing the obligations of either Borrower. Except as specifically provided in this Agreement, the Bank shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from either Borrower or any other source, and such determination shall be binding on both Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations. The Bank shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrower.

(h)  Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by the Bank with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by either Borrower and delivered to the Bank; (iii) failure by the Bank to preserve its rights with respect to the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against either Borrower or the Bank's election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by either Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, or all or any portion of the Bank's claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(i)  Until all Obligations have been paid and satisfied in full and the Commitment hereunder is terminated, no payment made by or for the account of either Borrower including, without limitation, a payment made by such Borrower on behalf of the liabilities of the other Borrower shall entitle such Borrower, by subrogation or otherwise, to any payment from the other Borrower or from or out of the other Borrower's property and such Borrower shall not exercise any right or remedy against the other Borrower or any property of the other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(j)  Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by both Borrowers, jointly and severally. Notice given by the Bank to any one Borrower hereunder in accordance with the terms hereof shall constitute notice to each Borrower. The knowledge of one Borrower shall be imputed to the other Borrower and any consent by one Borrower shall constitute the consent of and shall bind the other Borrower.

(k)  This Section is intended only to define the relative rights of the Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section shall limit the liability of either Borrower to pay the credit facilities made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(l)  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of either indemnifying Borrower against the other Borrower under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the credit facilities hereunder.

(m)  This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower as fully as if such Obligations were directly incurred by such Borrower.

(n)  Each Borrower, as joint and several primary obligor of the Obligations directly incurred by the other Borrower, authorizes the Bank, without giving notice to such Borrower or obtaining such Borrower's consent or any other Borrower's consent and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower, from time to time to:

(i)  compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to the other Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

(ii)  declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii)  apply payments received by the Bank from either Borrower to any Obligations, in such order as the Bank shall determine, in its sole discretion; and

(iv)  exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to the Bank, since it is such Borrower's intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances.

(o)  Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to the other Borrower pursuant to any statute presently in force or hereafter enacted.

8.7  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, all future holders of the Note and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their respective rights or obligations under the Agreement without the prior written consent of the Bank. Lender may at any time assign all or a portion of its rights and obligations under this Agreement; provided if at the time of such an assignment, no Default has occurred and is continuing, such assignment shall not be made without the prior written consent of Borrowers, which consent shall not be unreasonably withheld.

8.8  Adjustments; Set-off. In addition to any rights and remedies of the Bank provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with the Agreement, the Bank shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of either or both of the Borrowers to the Bank, any amount held by or owing from, the Bank to or for the credit or the account of either or both of the Borrowers at, or at any time after, the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by the Bank against either or both of the Borrowers or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of either or both of the Borrowers or against anyone else claiming through or against either or both of the Borrowers or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor, notwithstanding the fact that such right of set off shall not have been exercised by the Bank prior to the making, filing or issuance of or service upon the Bank of, or of notice of, any such petition, assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. The Bank agrees promptly to notify the Borrowers after any such set off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set off and application.

8.9  Waiver of Jury Trial, Punitive Damages, etc. Borrowers and Lender hereby knowingly, voluntarily, intentionally, and irrevocably (a) waive, to the maximum extent not prohibited by law, any right to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with this Agreement, the Note or any transaction contemplated hereby and thereby or associated herewith and therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any "Special Damages", as defined below; certifies that no party hereto nor any representative of Lender or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers; and (d) acknowledges that it has been induced to enter into this Agreement, the Note and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section. as used in this section, "Special Damages" includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

8.10  Counterparts; Effective Date. The Agreement may be executed by one or more of the parties to the Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The Agreement shall become effective upon the receipt by the Bank of executed counterparts of the Agreement by each of the parties hereto.

8.11  Governing Law; Submission to Process. This Agreement and the Note shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed as enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law. Each of financial and M/I Homes hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Texas and agrees and consents that service of process may be made upon it in any legal proceeding relating hereto or the note by any means allowed under Texas or federal law. The parties hereto hereby waive and agree not to assert, by way of motion, as a defense or otherwise, that any proceeding arising out of or in any way related hereto or the Note is brought in an inconvenient forum or that the venue thereof is improper, and further agree to a transfer of any such proceeding to a federal court sitting in the State of Texas to the extent that it has subject matter jurisdiction, and otherwise to a state court in the County of Dallas, Texas. In furtherance thereof, Borrowers and Lender each hereby acknowledge and agree that it was not inconvenient for them to negotiate and receive funding of the transactions contemplated by this Agreement in such county and that it will be neither inconvenient nor unfair to litigate or otherwise resolve any disputes or claims in a court sitting in such county.

8.12  Limitation on Interest. Lender and Borrowers intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained herein or in the Note shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrowers nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any obligation hereunder or under the Note shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions herein or in the Note which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any obligation hereunder or under the Note is accelerated. If (a) the maturity of any obligation hereunder or under the Note is accelerated for any reason, (b) any obligation hereunder or under the Note is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the obligations hereunder or under the Note shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the obligations hereunder or under the Note to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related obligations hereunder or under the Note or, at Lender's or holder's option, promptly returned to Borrowers or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Lender and Borrowers (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the obligations hereunder or under the Note in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the "Texas Finance Code") as amended, for that day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code; provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply. As used in this section the term "applicable law" means the laws of the State of Texas including the laws of the United States of America, as such laws now exist or may be changed or amended or come into effect in the future.

8.13  Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety.

8.14  Headings. The headings of the Sections and subsections of the Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers to be effective as of the day and year first above written.

GUARANTY BANK By: /s/ Randy Reid Randy Reid Senior Vice President	M/I FINANCIAL CORP. By:/s/ Phillip G. Creek Phillip G. Creek Chief Financial Officer and Treasurer

M/I HOMES, INC. By: /s/ Phillip G. Creek Phillip G. Creek Senior Vice President, Chief Financial Officer and Assistant Secretary

SCHEDULE 1

SECONDARY MARKET LENDERS

Wells Fargo Home Mortgage 3601 Minnesota Drive, Suite 200 Bloomington, MN 55435	Countrywide Funding Corp. 750 Holiday Drive Pittsburgh, Pennsylvania 15220
Astoria Federal Savings 2000 Marcus Avenue Lake Success, NY 11042	Huntington Mortgage Company 7575 Huntington Park Drive Columbus, Ohio 43235
Fifth Third Bank 21 East State Street Columbus, Ohio 43215	Freddie Mac (FHLMC) 8200 Jones Branch Drive McLean, Virginia 22102
Fannie Mae (FNMA) One South Wacker Drive Suite 1300 Chicago, Illinois 60606	Unizan Bank 66 South Third Street Columbus, Ohio 43215
National City 3232 Newmark Drive Miamisburg, OH 45342	Washington Mutual 11835 West Olympic Blvd. Los Angeles, CA 90064
CitiMortgage, Inc. 13736 Riverport Dr. Maryland Heights, MO 63043	US Bank 3501 Del Prado Blvd. Cape Coral, FL 33904
Chase Manhattan Mortgage Corp. 6867 Southpoint Drive North Jacksonville, FL 32216	Guaranty Residential Lending 8333 Douglas Ave. Dallas, TX 75225
GMAC Bank 100 Witmer Road Horsham, PA 19044	Universal Savings Bank 5151 W. State Street Milwaukee, WI 53208

EXHIBIT A

REVOLVING LOAN PROMISSORY NOTE

$65,000,000.00         Dallas, Texas                            April 27, 2006

FOR VALUE RECEIVED, the undersigned M/I FINANCIAL CORP. and M/I HOMES, INC. ("Borrowers"), jointly and severally promise to pay to the order of GUARANTY BANK (herein called "Bank"), the principal sum of Sixty-Five Million and No/100 Dollars ($65,000,000.00) or, if less, the aggregate unpaid principal amount of the Loans made under this Note by Bank to Borrowers pursuant to the terms of the Loan Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of the Bank, 8333 Douglas Avenue, Dallas, Texas or at such other place within Dallas County, Texas, as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain First Amended and Restated Revolving Credit Agreement of even date herewith among Borrowers and Bank (herein, as from time to time supplemented, amended or restated, called the "Loan Agreement"), and is the Note as defined therein, and (b) is subject to the terms and provisions of the Loan Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events. Payments on this Note shall be made and applied as provided herein and in the Loan Agreement. Reference is hereby made to the Loan Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein.

On the fifteenth (15th) day of each calendar month, beginning on May 15, 2006, Borrower shall pay to the holder hereof all unpaid interest which has accrued on the Loans through and including the last day of the immediately preceding calendar month. The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the last day of the Commitment Period which, if it does not occur sooner pursuant to the terms of the Loan Agreement, or if it is not extended pursuant to subsection 2.7, Extension of Commitment Period, of the Loan Agreement, shall be April 26, 2007.

Prime Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the Prime Rate in effect on such day. LIBOR Rate Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding at the LIBOR Rate determined for such day plus one and thirty-five one-hundredths percent (1.35%). Notwithstanding the foregoing provisions of this paragraph, if an Event of Default has occurred and is continuing, all Loans from time to time outstanding shall bear interest on each day outstanding at a rate per annum which is the sum of (i) three percent (3.0%), and (ii) the rate which would otherwise be applicable thereto, from the date of such non-payment until paid in full (before, as well as after, judgment), and such interest shall be due and payable immediately as it accrues. Notwithstanding the foregoing provisions of this paragraph, if at any time the rate at which interest is payable on this Note exceeds the maximum nonusurious rate of interest Bank is permitted to contract for, take, charge, or receive with respect to the Loans (the "Maximum Rate"), this Note shall bear interest at the Maximum Rate only but shall continue to bear interest at the Maximum Rate until such time as the total amount of interest accrued hereon equals (but does not exceed) the total amount of interest which would have accrued hereon had there been no Maximum Rate applicable hereto.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after mat city, exceed the maximum amount of interest which, under applicable law, may be charged on this Note, and this Note is expressly made subject to the provisions of the Loan Agreement which more fully set out the limitations on how interest accrues hereon. In the event applicable law provides for a ceiling under Section 303 of the Texas Finance Code, that ceiling shall be the weekly rate ceiling and shall be used in this Note for calculating the Maximum Rate and for all other purposes. The term "applicable law" as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

No waiver by Bank of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Bank; no delay or omission in the exercise or enforcement by Bank of any rights or remedies shall ever by construed as a waiver of any right or remedy of Bank; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Bank.

THIS NOTE AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THE SAME ARE GOVERNED BY APPLICABLE FEDERAL LAW.

M/I FINANCIAL CORP. By: /s/ Phillip G. Creek Phillip G. Creek Chief Financial Officer and Treasurer	M/I HOMES, INC. By:/s/ Phillip G. Creek Phillip G. Creek Senior Vice President, Chief Financial Officer and Assistant Secretary

EXHIBIT B

OUTLINE OF LEGAL OPINION

The legal opinion should generally opine as to the following matters regarding the Borrowers:

1. Due incorporation and valid corporate existence;

2. Requisite corporate power and authority for execution, delivery and performance of the loan documents and for business conduct;

3. Due authorization of the loan documents;

4. Compliance with the loan documents will not violate, conflict, breach or cause a default under corporate legislation or material agreements; and

5. Receipt of all necessary license, permits, etc. to carry out the loan documents.

6. Federal courts sitting in the State of Ohio and Ohio courts should give effect to the choice of the laws of the State of Texas to govern the Agreement and the Note.

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE
[Letterhead of M/I-Financial Corp.]

[Date]

Mr. Dustin Ortmann
Guaranty Bank
8333 Douglas Avenue, 11th Floor
Dallas, TX 75225

Dear Dustin:

This letter is to comply with Section 5.2(a), Certificates, Other Information, related to the First Amended and Restated Revolving Credit Agreement dated April 27, 2006 (as amended, the "Revolving Credit Agreement") and is for the period ending [Insert Appropriate Period] except the calculations for EBIT and Interest Expense have been calculated for the rolling 12 month period indicated on the attached statement. Capitalized terms used but not defined have the meanings given to such terms in the Revolving Credit Agreement.

The undersigned certifies that, after due examination by the undersigned and to the best of my knowledge, M/I Financial Corp. during the period stated above has observed or performed in all material respects all of its covenants and the agreements, and satisfied every condition, contained in the Revolving Credit Agreement and Note to be observed, performed or satisfied by it, and that the undersigned has no knowledge of any Default of Event of Default except [List any defaults or events of defaults; if none, end sentence before "except."]

Additionally, I have enclosed a statement showing in detail the calculation of certain sections of the Revolving Credit Agreement as required in the Revolving Credit Agreement. All figures in this calculation are as of the end of the accounting period stated in the first paragraph of this letter. The undersigned certifies that the enclosed calculation is accurate in all material respects.

Certified by:

Name Printed, Title

Enclosure:  Statement of Calculation of Certain Covenants

M/I FINANCIAL CORP.
STATEMENT OF CALCULATION OF CERTAIN COVENANTS

[Date]

Capitalized terms used but not defined in this Compliance Certificate shall have the meanings specified in the Revolving Credit Agreement.

	Subsection No.	Covenant
1.	5.7, page 22	M/I Financial must maintain at all times its Tangible Net Worth equal to at least $3,500,000.
M/I Financial's Tangible Net Worth = $_______________
2.	5.8, page 22	M/I Financial must maintain at all times a ratio of Liabilities to Tangible Net Worth not in excess of 10.0 to 1.0.
M/I Financial's Liabilities = $______________
M/I Financial's Tangible Net Worth (from line 1) = $__________
Ratio of Liabilities to Tangible Net Worth = ___:___.
3.	5.9, page 22
M/I Financial must maintain a ratio of EBIT to Interest Expense, determined as of the end of each monthly accounting period of each fiscal year and as of the end of each fiscal year, on a rolling 12 month basis (with the period of determination being the 12 month period ending on the date as to which such determination is made), of not less than 1.50 to 1.0.

EBIT for the 12 month period beginning ______________ and ending ____________ = $______________.
Interest Expense for the 12 month period beginning _____________ and ending _______________ = $__________
Ratio of EBIT to Interest Expense = ___:___.
4.	6.3, page 24	M/I Financial may not incur any Contingent Obligations, except as specifically stated:

In making first mortgage loans permitted under the Revolving Credit Agreement, M/I Financial may, lieu of requiring down payments from mortgagors, purchase and pledge to investors purchasing such first mortgage loans, certificates of deposit in an aggregate amount not to exceed $2,500,000. Aggregate amount of certificates of deposit = $________________.

Other Contingent Obligations = $______________.
5.	6.5, pages 24	M/I Financial may not make any investments except as specifically stated:

(i) Eligible Mortgage Loans:
(a) First mortgage loans in the ordinary course of M/I Financial's business to natural persons for the purchase of residential real property=$_______.

(b) First mortgage loans made by M/I Financial for the purpose of homes from any Person other than M/I Homes=$________________.

The amount of mortgage loans in (b) cannot exceed $5,000,000 in aggregate at any one time outstanding.

(c) First mortgage loans in the ordinary course of M/I Financial's business to natural persons to refinance an existing first mortgage loan=$___________.

The amount of first mortgage loans in (c) cannot exceed $5,000,000 in aggregate at any one time outstanding.

(d) CD Enhanced loans in the ordinary course of M/I Financial's business=$______________.

The amount of CD Enhanced loans in (d) cannot exceed $5,000,000 in aggregate at any one time outstanding.

(e) Second mortgage loans in the ordinary course of M/I Financial's business to natural persons for the purchase of residential real property=$__________.

The amount of mortgage loans in (e) cannot exceed $10,000,000 in aggregate at any one time outstanding.

Are all of the mortgage loans in (e) made in connection with a specific financing program to natural persons who have a first mortgage from M/I Financial with respect to the same real property? _________

(f) Mortgage loans having a Risk Rating of less than A=$___________.

The amount of mortgage loans having a Risk Rating of less than A cannot exceed $5,000,000 in the aggregate at any one time outstanding.

(ii) Cash Equivalents = $_____________.

(iii) Investments in ordinary course of M/I Financial's business in standard instruments hedging against interest rate risk incurred in the origination and sale of mortgage loans =$___________

Is each hedging instrument(s) matched to specific groups of mortgages? __________

Are any hedging transactions:

(A) investments in future contracts? ____
(B) investments in options contracts? _____
(C) investments in other derivative investment vehicles acquired as independent investments? ______

(See attached schedule.)

(v) Loan and advances to M/I Homes = $________

(Subsection 6.5 imposes no limit on loans and advances to M/I Homes.)

Does M/I Financial have any investments other than specifically listed above? ____________

EXHIBIT D

MORTGAGE LOAN PRODUCTION AND DERIVATIVE INSTRUMENTS POLICY

General

1.  Interest Rate Lock Commitments which are derivative instruments under SFAS 133, entered into by MIF must be approved by either the President and CEO or VP of Secondary Marketing, or other authorized personnel.

2.  The interest rate risk on the Pipeline must be minimized by covering at least 70% but not more than 105% of the related total notional amount of risk exposure with mandatory coverage. Additional optional coverage may be used at the discretion of the President and CEO or Vice President of Secondary marketing.

3.  Fair value risk on Mortgage Loan Inventory Held for Sale resulting from the ultimate financing of a home must be 100% covered.

4.  Only the following types of securities (or derivative instruments) are approved for use in covering risk arising from the aforementioned derivative instruments.

●	Forward Mortgage Backed Securities ("FMBS")
●	Option Contracts
●	Mandatory or Best Effort Whole Loan Commitments

The type of derivative from the above "approved for use" list used to cover the risk is at the discretion of the President and CEO of MIF and the VP of Secondary Marketing for FMBSs and option contracts. In addition to the aforementioned positions, the Assistant Manager of Secondary Marketing may determine the use of Mandatory or Best Effort Whole Loan Commitments.

Any new type of security used to cover the aforementioned risk must be approved in writing by the Chief Financial Officer prior to entering into such transaction.

5.  Authorization for entering into or trading of any "approved for user securities on behalf of MIF may only be executed by individuals authorized to do so by Company Resolution and currently include the following positions:

President and CEO
VP of Secondary Marketing
Assistant Manager of Secondary Marketing

6.  Counterparties on any securities mentioned above must be approved in writing by the Chief Financial Officer and are limited to prominent investment banking firms or agency (FNMA or FHLMC) trading desks. Refer to Attachment A for the current approved list of counterparties.

7.  MIF shall not put a hedge in place with the intention of speculation on future changes in the market solely for profit.

8.  Monthly, MIF shall report the notional amount of its derivative instruments and related hedged items to the Chief Financial Officer and Controller of the Company. Such report shall be complete and consistently compiled from month to month. Any significant changes in the methodology surrounding the compilation, shall be immediately reported in writing to the Controller of the Company

Accounting - Overall

9.  All securities mentioned above, unless designated as a cash flaw hedge or a fair value hedge must be initially recorded on the balance sheet at their fair market value at the date of inception. Such derivative must then be revalued in the financial statements at least quarterly throughout the contract life. Revaluation and accounting for such transactions will be governed by the procedures and methodology outline in the Accounting - Specific section below.

10.  Any derivative that is designated as a cash flow or fair value hedge must first be approved by the Corporate Controller for such designation (typically securities that hedge mortgage loan inventory). Hedge designation criteria under SFAS 133 are extremely stringent and include specific documentation and effectiveness testing. To achieve hedge designation, MIF must complete Attachment B at inception of the program of same-type transactions and provide to the Corporate Controller to verify that hedge designation is proper. In addition, MIF Management, on a quarterly basis must evaluate the effectiveness of the hedge using either regression analysis or ratio analysis. The method chosen must be used throughout the life of the hedge program. Such analysis of effectiveness must be provided to the Corporate Controller on a quarterly basis. Revaluation and accounting for such transactions shall be governed by the procedures and methodology outlined in, Accounting - Specific section.

Accounting - Specific

1.  Interest Rate Lock Commitments ("IRLC")

IRLC, as a non-designated derivative, shall be recorded at fair market value at the date of inception. Any changes ("fair value adjustment") in fair value from date of inception shall be determined on a monthly basis and recorded in current earnings in financial services revenue. The calculation of the fair value adjustment shall depend on how the interest rate risk on the related IRLC is covered or minimized:

(a) For IRLC's that are covered by FMBS or Option Contracts, the fair value adjustment shall be based on quoted market prices for securities backed by similar loans. Such quoted market prices shall be obtained from either Bridge or Telerate services or dealer quotes.

(b) For IRLC's that are covered by mandatory or best efforts whole loan commitments, the fair value adjustment shall be based on the posted price of the contract provided by the related counterparty.

2.  FMBS or Options on FMBS

FMBS or Options on FMBS, shall be recorded at fair value at the date of inception. Any changes or "fair value adjustments" from the date of inception shall be marked to fair value on a monthly basis in current earnings through financial services revenue using quoted market prices. Such quoted market prices shall be obtained from either Bridge or Telerate services or dealer quotes.

3.  Best Effort or Whole Loan Delivery commitments

As non-designated derivative instruments, these commitments shall be marked to fair value on a monthly basis in current earnings through financial service revenues using posted prices provided by the related counterparty.

4.  Mortgage Loans Held for Sale and Related Risk Coverage

Mortgage loans held for sale shall be marked to fair value, through financial services revenue, on a quarterly basis using quoted market prices backed by similar loans. Such quoted market prices shall be obtained from either Bridge or Telerate services or dealer quotes. The change in fair value of the related risk coverage will also be revalued for the same market change and recorded in current earnings through financial services revenue, provided that the hedge relationship is perfectly effective. To the extent that a hedge is highly effective (i.e., >80% and <120% correlated), but not perfectly effective (i.e., 100% correlated), that ineffectiveness must be taken immediately to the income statement. The income statement impact of the "ineffective" portion of these hedges must be disclosed in the annual report.

If a hedge fails to meet the >80% and <120% criteria, no hedge accounting is permitted. The entire market revaluation of the derivative must be taken to the income statement immediately each quarter.

5.  Options

Fees paid for options on FMBSs shall be expensed when incurred. Such options are valued at $0 on the balance sheet until such time they become "in the money" options.

Any significant changes to methodology of the above calculations, fundamental changes in factors and sources of factors, or significant changes to underlying assumptions used in the calculation must be communicated in writing to the Chief Financial Officer, prior to implementation of such change. The CFO must approve the change in writing.

DEFINITIONS AND OTHER INFORMATION

Cash Flow Hedges are hedges of a risk related to future anticipated cash flows. For example: a whole loan contract that hedges the cash flow of a future sale of a mortgage loan.

Derivative Instruments are securities, contracts or others that meet the following four criteria:

● Has an "underlying" (for example, an exchange rate, a commodity price, an interest rate).
● Has a "notional" (for example, a number of currency units or number of tons). Together, the underlying and the notional determine the amount of derivative settlement and whether or not settlement is required.
● Has little or no initial investment (value at inception is minimal - ongoing value will depend on market fluctuations in the "underlying")
● Can be settled net (in most cases, this means the derivative can be settled in cash, rather than requiring physical delivery of the "notional")

Documentation to support the hedge designation at inception of the hedge must include:

● Specific description of the hedge being designated and the specific transaction it will hedge.
● Type of FAS 133 hedge (see definition of cash flow and fair value hedges).
● Description of the methodology that will be used to calculate correlation/effectiveness. This documentation must be sufficiently specific that a third party could perform the analysis independently based on this documentation and get the same results.
● Retrospective analysis of effectiveness.
● Prospective analysis of effectiveness.
● For hedges of forecasted transactions, documentation to substantiate the likelihood of the forecasted transaction occurring. Effectiveness measures the correlation between the changes in the derivative instrument and the hedged item. In order to receive any SFAS 133 hedge accounting treatment, a hedge must be proven to be highly effective - with a correlation of >80% and < 120%. The method used for analysis of effectiveness may be statistical, such as regression analysis, or may be ratio analysis. However, methodology must be reasonable and consistent among similar hedges.

The analysis must include a retrospective analysis and a prospective analysis of correlation at inception of the hedge. On a going basis (at least quarterly), the prospective analysis must be updated to support ongoing hedge treatment. In addition, at the end of each quarter, a retrospective analysis of actual changes in the quarter must be performed, resulting in the actual entries booked for the quarter.

Fair Value Hedges are hedges of an exposure related to an asset or liability already recorded on the balance sheet. For example: a whole loan commitment that hedges the change in fair value of mortgage loan inventory from the time of closing to the date of sale to a third party.

Accounting for these hedges requires that the revaluation be taken immediately to the income statement. However, the hedged transaction (i.e., the asset or liability) is also revalued for the same market change and is also taken immediately to the income statement such that the change in the hedge and the hedged item offset.

Interest Rate Lock Commitment (IRLC) is a commitment with a borrower to provide mortgage loans at pre-determined interest rates.

Mortgage Loan Inventory Held far Sale are residential mortgage loans receivable collateralized by the underlying property.

PROCEDURES

● MBS trading for M/I Financial will only be executed by individuals authorized by the Corporate Resolution. Whole loan trading will only be executed by individuals approved by the President and CEO or Vice President of MIFC.

● Individuals performing M8S trades will complete a trade ticket, initial and date

● FMBS trades will be verbally confirmed with the Dealer by an authorized trader or another individual authorized by the President or Vice President of MIF. The verbal confirmation must be done by an individual other than the original trader. Once confirmed, the trade sheet will be initialed by the individual. MIFC will assign an internal trade number to be used for tracking

● A copy of the completed trade ticket will be faxed to the Corporate Accounting department by the end of the business day on which the trade was executed.

● The written trade confirmation from the Dealer will be sent directly to the Accounting department. If a written confirmation is not received within 5 business days, the Accounting department must contact the Dealer for the document. The Accounting department will date stamp the confirmation upon receipt.

● In the event a written confirmation is received by the Accounting department for which they have not received a trade ticket, the Accounting department must immediately contact the Vice President of MIF.

● The Accounting department will be responsible to verify all trade information for accuracy immediately upon receipt of confirmation. Any discrepancies should be immediately discussed with the Dealer and if the difference cannot be resolved, the Accounting department should contact the Vice President of MIF.

● When MIF buys back securities (pair-off), Accounting will be notified with a separate trade ticket. This ticket will show the cash that should be wired or received along with the settlement (delivery) date. It will be the responsibility of the Accounting department to ensure the cash is received and/or wired on the settlement date. If the money is due to MIFC and not received on the settlement date, the Accounting department must contact the Dealer for verification. Accounting will record receivable or payable of each pair off in accounts payable- pair off.

● Individuals performing whole loan trades will be given written instructions from an authorized trader. These instructions will include the investor name and commitment period.

● The written confirmation of the mandatory or best effort whole loan commitment will be reviewed by the Secondary Marketing Department.

● Monthly, MIF will provide Corporate Accounting with fair value adjustments for determined in accordance with Company Policy stated above.

● Reporting - the following reports will be prepared by MIF and distributed as follows:

¡ Daily Position Report will be prepared daily by the MIF Secondary Marketing department and confirmed by the Vice President of Secondary Marketing or the Assistant Manager of Secondary Marketing.

¡ Trade Log - a listing of all the Dealers and trades will be prepared monthly by the MIF Secondary Marketing department and verified by the Vice President of MIF.

¡ Monthly Mark to Market - a mark to market report will be prepared by the Secondary Marketing department and confirmed by the Vice President of MIF for the mortgage pipeline and all trades covering the pipeline, which may include options.

¡ In addition to the monthly mark to market report, on a quarterly basis, the Secondary Marketing Department will provide a summary of all "out-of-the money" option coverage that is not included in monthly mark to market

REFERENCES

Effective July 2000, accounting for all hedging activities and derivatives worldwide is ruled by Financial Accounting Standard (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Financial Accounting Standard No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and Statement No. 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Additional guidance is provided via a series of implementation issues addressed by the Derivatives Implementation Group (DIG), under the guidance of the Financial Accounting Standards Board.

ATTACHMENTS

Attachment A - Approved Counterparties

Attachment B - Example Hedge Designation Documentatio

Attachment A

M/I Financial Corporation

Approved List of Counterparties

AVM

Bear Stearns

Credit Suisse First Boston

FNMA

Lehman Brothers

Morgan Stanley

Nomura Securities

Vining Sparks

Attachment B

M/I Financial Corporation

Sample Documentation Template:
Date of Hedge Designation: MM/DDIYY

Hedged Transaction: Mortgage loans held for sale (Mortgage loan Inventory)

Nature of Risk Being Hedged:
The variability of changes in the fair value (cash flow) in mortgage inventory due to changes in MBS market. Changes in the value of the securities are expected to be highly effective in offsetting the changes in the value of mortgage loan inventory attributable to fluctuations in the MBS market.

Hedge Objective:
The objective of the hedge is to eliminate the variability of changes in fair value in the mortgage loan inventory from the time of closing with the third party to the date of sale and ultimate funding by the investor.

Hedge Instrument:

Type = Fair Value Hedge
Instrument = Mortgage Backed Security
Notional - Varies
Maturity = Varies
Coupon Rate = Varies
Settlement - Monthly

Method of Assessing Hedge Effectiveness:
Regression analysis will be used to assess hedge effectiveness. The MBS should have terms that match the critical terms of the mortgage loan inventory and thus would be expected to perfectly offset the hedged changes in fair value exposure noted above.

The change in value of the MBS designated as the hedging instrument due to changes in the MBS market will be compared to the change in value of the mortgage loan inventory due to changes in the MBS market.

Both at hedge inception and on an ongoing basis, this hedging relationship is expected to be highly effective in achieving offsetting changes in cash flows.

Hedge effectiveness will be assessed on a quarterly basis using regression analysis.

EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

[Letterhead of M/I Financial Corp.]

[Date]

Mr. Dustin Ortmann
Guaranty Bank
8333 Douglas Avenue, 10th Floor
Dallas, Texas 75225

Dear Dustin:

This letter is to comply with Section 5.2(b), Certificates, Other Information, related to the First Amended and Restated Revolving Credit Agreement dated April 27, 2006, and is for the monthly accounting period ended _________________. Capitalized terms used but not defined have the meanings given to such terms in the Revolving Credit Agreement.

Set forth below is the calculation of the borrowing base. All figures in this calculation are as at the end of the monthly accounting period set forth in the first paragraph of this letter. The undersigned certifies that the calculation set forth herein is true in all material respects.

1.	Eligible Mortgage Loans with attached Schedule = $___________.

2.	95% of Item 1 = $______________.

3.
Commitment (which is the lesser of (i) from and including April 27, 2006 through and including December 14, 2006, $40,000,000, (ii) from and including December 15, 2006 through and including January 15, 2007, $65,000,000 and (iii) from and including January 16, 2007 through and including April 26, 2007, $40,000,000, or Item 2) = $_____________.

4.	Principal amount of Loans outstanding = $______________.

5.	Amount by which Commitment exceeds the principal amount of Loans outstanding (Item 3-Item 4) =$__________________.

Certified by:

Name Printed, Title